Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-267149 and 333-257914 on Form S-8 of Blue Foundry Bancorp of our report dated March 14, 2022, relating to the consolidated financial statements of Blue Foundry Bancorp for the year ended December 31, 2021, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

New York, New York
March 30, 2023